Filed pursuant to Rule 433

Issuer Free Writing Prospectus dated July 17, 2007

Relating to Preliminary Prospectus dated July 10, 2007

Registration Statement No. 333-144227

GATEHOUSE MEDIA, INC.

Pricing Sheet—July 17, 2007

17,000,000 Shares of Common Stock

Issuer:	GateHouse Media, Inc.

Symbol:	NYSE: GHS

Offering Size:	$313.65 million

Price to Public:	$18.45 per share

Shares of Common Stock Offered:	17,000,000 shares

Option to Purchase Additional Shares:	Up to 1,700,000 shares of common stock

Net Proceeds:	$302,672,250 million (excluding exercise of option to purchase additional shares) or $332,939,475 million (including exercise of option to purchase additional shares)

Trade Date:	July 18, 2007

Closing Date:	July 23, 2007

CUSIP:	367348109

Underwriters:	Goldman, Sachs & Co. Wachovia Capital Markets, LLC Morgan Stanley & Co. Incorporated Bear, Stearns & Co. Inc. BMO Capital Markets Corp. Allen & Company LLC Lazard Capital Markets LLC

Prior to purchasing the shares of common stock being offered pursuant to the prospectus, on July 17, 2007, one of the underwriters purchased, on behalf of the syndicate, 38,900 shares of common stock at a price of $18.45 per share in stabilizing transactions.

To review a filed copy of our current registration statement containing the most recent prospectus, go to the following link:

http://www.sec.gov/Archives/edgar/data/1368900/000119312507151985/ds1a.htm

GateHouse Media, Inc. has previously filed a registration statement on Form S-1 with the Securities and Exchange Commission (SEC) for the offering to which this communication relates, which registration statement was declared effective on July 17, 2007. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about GateHouse Media, Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. You also may access these documents for free on the Investor page of the registrant’s web site at www.gatehousemedia.com. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it from any of: the Prospectus Department of Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004, fax number: (212) 902-9316; or email at prospectus-ny@ny.email.gs.com; Wachovia Securities’ Prospectus Department, 375 Park Avenue, New York, New York 110152, or by email at equity.syndicate@wachovia.com; or Morgan Stanley & Co. Incorporated, Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014, (866) 718-1649, or by email at prospectus@morganstanley.com.